Exhibit 11

PUT-CALL AGREEMENT

Dated as of October 9, 2024

By and Among

Alpha Capital Anstalt

and

Ronald Hafner

THIS PUT-CALL AGREEMENT (the “Agreement”) is entered into as of October 9, 2024, by and among the following parties (collectively, the “Parties”, or, individually, a “Party”):

Alpha Capital Anstalt, (“Alpha”); and

Ronald Hafner (“Purchaser).

Recitals

WHEREAS, the Purchaser has or will purchase 37,783 common shares of NLS Pharmaceutics Ltd., a corporation incorporated under the laws of Switzerland (the “Company”) (the “Purchaser Common Stock”) for a purchase price of $150,000.00;

WHEREAS, pursuant to a separate agreement between the Company and the Purchaser, upon the occurrence of certain events, the Purchaser Common Stock may convert into shares of the Company’s preferred stock (the “Conversion”), of which will be underlined by the Company’s common shares (the “Conversion Shares”); and

WHEREAS, the Parties wish to enter into an agreement whereby following the Conversion, upon demand, for the purchase price of $150,000.00: (a) the Purchaser shall have the right to sell to Alpha the Conversion Shares; and (b) Alpha shall have the right to purchase from the Purchase the Conversion Shares.

Agreement

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and conditions herein contained, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

Purchaser’s Put Option Provisions

Section 1.01. Grant of Put Option

Subject to the terms of this Agreement, Alpha hereby voluntarily, irrevocably and exclusively grants Purchaser a put option to demand, at Purchaser’s sole discretion, that Alpha purchase all but not less than all of the Conversion Shares from Purchaser at a price equal to $150,000.00 (the “Put Option”), at any time and using any lawful methodology, as directed by Purchaser. Purchaser hereby agrees to accept the Put Option. Purchaser shall initiate its Put Option rights under this Section 1.01 by delivery of written notice to both the Company and Alpha of the exercise of such rights under this Section 1.01 (the “Put Notice”).

Section 1.02. Closing

Closing of the Put Option shall occur no later than ten (10) business days following the delivery of the Put Notice. All parties agree to proceed in good faith and with due diligence to close any such transaction, including prompt preparation and execution of those documents necessary to complete the transaction. At closing, the full purchase price shall be paid in full, in cash, by Alpha.

Section 1.03 Other Provisions.

a. If the Purchaser Common Stock is not converted into Conversion Shares by December 31, 2024, the Purchaser has the right to sell the Purchaser Common Stock at any time. The present Put-Call Option Agreement shall lapse.

b. As long as neither the Call nor the Put option is exercised, voting rights attached to the Purchaser Common Stock and the Conversion Shares respectively, may be exercised by the Purchaser at his full discretion.

ARTICLE III

The Company’s Call Option Provisions

Section 2.01. Grant of Call Option

Subject to the terms of this Agreement, Purchaser hereby voluntarily, irrevocably and exclusively grants to Alpha a call option to demand, at Alpha’s sole discretion, that Purchaser sell all but not less than all of the Conversion Shares to Alpha at a purchase price equal to $150,000.00 (the “Call Option”), at any time and using any lawful methodology, as directed by Alpha. Alpha hereby agrees to accept the Put Option. Alpha shall initiate its Put Option rights under this Section 2.01 by delivery of written notice to both the Company and Purchaser of the exercise of such rights under this Section 2.01 (the “Call Notice”).

Section 2.02. Closing

Closing of the Call Option shall occur no later than ten (10) business days following the delivery of the Call Notice. All parties agree to proceed in good faith and with due diligence to close any such transaction, including prompt preparation and execution of those documents necessary to complete the transaction. At closing, the purchase price shall be paid in full, in cash, by the Purchaser.

ARTICLE III

Other

Section 3.01. Notices

All notices, requests and other communications hereunder to a Party shall be in delivered electronically in writing and shall be deemed given on the date of email, in each case to such Party at its electronic mailing address (e-mail) number set forth below.

If to Purchaser:

Ronald Hafner

c/o NLS Pharmaceutics Ltd.

The Circle 6

8058 Zurich, Switzerland

with a copy to:

Wenger Vieli Ltd.

Dufourstrasse 56

P.O. Box 8034

Zurich, Switzerland

Attn: Pascal Honold, Esq.

Email: p.honold@wengervieli.ch

If to Alpha:

Alpha Capital Anstalt

Altenbach 8

9490 Vaduz

Principality of Liechtenstein

Email: info@alphacapital.li

with a copy to:

Grushko & Mittman, P.C.

1800 Rockaway Ave., Ste. 206

Hewlett, NY 11557

Email: ed@grushkomittman.com

Attn: Edward M. Grushko, Esq.

If to Company:

NLS Pharmaceutics Ltd.

The Circle 6

8058 Zurich

Switzerland

Attn: Alexander Zwyer, CEO

Email: az@nls-pharma.com

With a copy to:

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

Attn: Ron Ben-Bassat, Esq.

Email: rbenbassat@sullivanlaw.com

Section 3.02. Entire Understanding; No Third-Party Beneficiaries

This Agreement represents the entire understanding of the Parties with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made with respect to the subject matter hereof. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties, or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 3.03. Waiver; Amendment

Any provision of this Agreement may be (a) waived by the Party benefited by the provision, or (b) amended or modified at any time, by an agreement in writing among the Parties approved or authorized and executed by each Party in the same manner as this Agreement.

Section 3.04. Expenses

Each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

Section 3.05. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original.

Section 3.06. Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party and each signatory hereto on behalf of the Company, hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement, in the case of the Company and Purchaser, by their duly authorized officers, as of the date first above stated.

Alpha Capital Anstalt

By:	/s/ Nicola Feuerstein
Name:	Nicola Feuerstein
Title:	Director

Ronald Hafner

/s/ Ronald Hafner

4